             WESTWOOD HOMESTEAD FINANCIAL CORPORATION
              MANAGEMENT RECOGNITION PLAN COMMITTEE

                         NOTICE OF AWARD
                         ---------------

     WHEREAS, the Board of Directors of Westwood Homestead
Financial Corporation (the "Company") has previously adopted the Westwood Homestead Financial Corporation Management Recognition
Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors Bennet, Bockhorst, Higley,
Heimerdinger, and Jacobs as members of the Management
Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan; and

     WHEREAS, the Plan became effective on ________________, 1997, upon its receipt of stockholder approval, and Sections
6.04 and 6.05 of the Plan provide for automatic awards on the Plan effective date, including the award referenced below.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
__________________________:

                                     Number of Shares Subject to
          Recipient                         Plan Share Award
          ---------                  ---------------------------

     ____________________                     ___________


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:


_____________, 199__

                       WESTWOOD HOMESTEAD FINANCIAL CORPORATION
                       MANAGEMENT RECOGNITION PLAN COMMITTEE


                       By:______________________________________
                          Its Chairman